                                                                 EXHIBIT 10.2.10
                                                 Agreement Number ______________

                     STAROFFICE SUPPORT SERVICES AGREEMENT

THIS STAROFFICE AGREEMENT ("Agreement") is entered into between Sun Microsystems, Inc., with its principal place of business at 901 San Antonio Road, Palo Alto, California 94303 ("Sun"), and LinuxCare, Inc., with its principal place of business at 650 Townsend Street, San Francisco, California 94103 ("Provider"). Sun and Provider are collectively referred to as the "Parties".

1. SCOPE. This Agreement establishes the terms and conditions under which Provider will provide support services for StarOffice TM software products, on a non-exclusive basis, to Sun Customers in Canada, the United States of America, and Latin America.

2.   DEFINITIONS.

     2.1 "BUSINESS INFORMATION" means: (i) the Sun business data that may be provided to Provider on product performance and Sun customer accounts in connection with the provision of Support Services, and (ii) information and analysis about a Sun Customer which Provider collects/compiles in connection with the provision of Support Services.

     2.2  "CUSTOMER INFORMATION" means all information belonging to a Sun
          Customer.

     2.3 "NOTICE" means written notification, delivered in person or by means evidenced by a delivery receipt to the other Party, which is deemed effective upon receipt.

     2.4 "SUPPORT SERVICES" means all support, assessment, and other services for StarOffice software products, as described in detail in the SOW, to be performed by Provider under this Agreement.

     2.5 "SERVICE MATERIALS" means those service-related materials (including tools, documentation, and manuals) necessary for the delivery of the Support Services and that will be furnished to Provider by Sun in accordance with the terms set forth in the SOW.

     2.6 "STATEMENT OF WORK" OR "SOW" means the statement of work (as it may be amended from time to time by Sun) attached to this Agreement as Exhibit A.

     2.7 "SUPPORT CUSTOMER" means a StarOffice products customer for which Support Services will be provided under this Agreement.

3.   PROVIDER OBLIGATIONS.

     3.1 SUPPORT SERVICES. This Agreement contains the terms and conditions which apply to Sun's purchases of Support Services from Provider. Notwithstanding any terms or conditions contained in any acknowledgement or other business forms transmitted by Provider, Provider will perform the work set forth in the SOW in accordance with the terms and conditions of this Agreement. Support Services will conform to the scope of work described in the SOW. Provider will perform Support Services as an independent contractor and in a professional and workmanlike manner consistent with industry standards and conforming to applicable product specifications. All Provider acknowledgements and transmittals must reference and are subject to this Agreement.

     3.2 PERSONNEL. Provider will secure all personnel required to perform Support Services pursuant to this Agreement. Provider will use technically qualified service personnel, as defined by Sun from time to time, and employ adequate safety precautions in performing its obligations hereunder. At Sun's request, Provider will consent to, and have its service personnel consent to a background check. In the event that Support Customers require that Sun or its subcontractors comply with other conditions prior to the provision of Support Services (e.g. drug testing), both Sun and Provider will attempt to accommodate the Support Customer's requirements. The Parties agree that Provider is an independent contractor and in no event will any personnel hired by Provider to provide Support Services hereunder be considered an employee or agent of Sun. Nothing herein will be construed to grant to Provider any right or authority to create any obligation, express or implied, on behalf of Sun, or to bind Sun or its Support Customers in any manner whatsoever.

     3.3 DIRECT CONTRACTING. Provider acknowledges that Sun has made a major investment in establishing customer relationships with the Support Customers for whom Provider will provide Support

[*]= CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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          Services under this Agreement. Provider agrees not to solicit support services business on StarOffice software and products from such Support Customers for a period of twelve (12) months from the date of the last provision of Support Services under this Agreement to such Support Customer.

     3.4 SUN INFORMATION AND MATERIALS. Provider acknowledges and understands that Business Information and Service Materials (collectively "Sun Information and Materials") are proprietary and Sun owns all right, title and interest, including copyrights or other intellectual property rights, in and to any and all ideas, concepts, expertise, programs, systems, methodologies, compilations, analyses, data or other materials embodied in, underlying or reduced to practice in said Sun Information and Materials. Provider agrees that it shall use Sun Information and Materials solely for the purposes of performing Support Services.

     3.5  INDEMNITY.

          3.7.1 Provider agrees to defend, indemnify and hold harmless Sun, its affiliates, directors, officers, employees and agents from and against any and all claims, demands, judgments and awards and expenses related thereto (including court costs and reasonable fees of attorneys and other professionals) brought or threatened by any third parties, including Support Customers, and arising out of Provider's failure to comply with this Agreement or arising out of or resulting from Provider's negligent performance of Support Services or other conduct of Provider's subcontractors, agents or employees in relation thereto. Sun will have no authority to settle any claim without the prior written consent of Provider if Provider will have any obligation thereunder. Sun expressly reserves the right to retain separate counsel at Sun's own expense to participate in the defense or settlement of such claims.

          3.7.2 Provider shall defend Sun and/or the Support Customer against any claim that Support Services furnished hereunder infringe any U.S. Patent, trade secret or copyright, and will indemnify Sun and/or the Support Customer against any loss, damage or liability arising from final award against Sun and/or the Support Customer, provided that Sun notifies the Provider promptly in writing of the claim and provides Provider with reasonable assistance and sole authority to defend or settle such claims, at Provider's sole expense. Provider shall not be liable for any claim of infringement arising from Provider's conformance with specifications provided by Sun and/or the Support Customer.

     3.6  INSURANCE.

          3.6.1  Minimum Insurance Required. During the term of this Agreement,
                 --------------------------
                 Provider will obtain and maintain at its own expense, with financially reputable insurers licensed to do business in all jurisdictions where Support Services are performed, liability insurance sufficient to protect Sun from any claims described in Section 3.5 above, and in any event, no less than the policies and limits set forth below. Provider will pay the premiums therefor, and deliver to Sun, upon request, proof of such insurance. Said insurance coverage may be modified or terminated only upon thirty (30) days Notice to Sun.

                 (i) Workers' Compensation as required under any Workers' Compensation or similar law in the jurisdiction where work is performed, with an Employer's Liability limit of not less than One Million Dollars ($1,000,000.00) per occurrence/annual aggregate;

                 (ii) Commercial General Liability, including coverage for contractual liability and products/completed operations liability, with a limit of not less than Five Million Dollars ($5,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability;

                 (iii) Business Auto insurance covering the ownership, maintenance or use of any owned, non-owned hired automobile with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence/annual aggregate for bodily injury, including death and property damage liability; and

                 (iv) Professional Liability insurance covering errors and omissions, with a limit of not less than One Million Dollars ($1,000,000.00) per occurrence.

          3.6.2  CERTIFICATES OF INSURANCE. Provider will provide Sun with a
                 -------------------------
                 Certificate of Insurance showing that the foregoing insurance policies are in full force and effect upon Sun's request. Any approval by Sun of any insurance policies will not relieve Provider of any

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                 responsibility hereunder, including but not limited to, claims in excess of limits and coverages described above. Each liability insurance policy obtained by Provider will name Sun as an "additional insured" except on Section 3.6.1(i). Each policy will expressly provide that it will not be subject to cancellation or material change without at least thirty (30) days' prior Notice to Sun.

          3.6.3  Limitations. Nothing contained in this Section 3.6 limits the
                 -----------
                 Parties' liability to the other to the limits of insurance certified or carried.

     3.7 PERFORMANCE. Sun will measure levels of service, quality and Support Customer satisfaction with the use of surveys and/or audits performed either by Sun personnel or an independent company engaged by Sun for such purpose. Provider agrees to provide, in a format acceptable to Sun, any and all reports and other information requested by Sun. Provider agrees to cooperate with any surveys and/or audits which Sun may request.

     3.8 QUALITY ASSURANCE. In the event that Support Services are not delivered in a manner consistent with the provisions of this Agreement, the SOW, or Sun's quality standards, Sun may request that the situation be cured. Upon Provider's receipt of such notice, Provider and Sun will jointly develop and implement within fifteen
          (15) days an action plan to remedy the situation. If the situation is not corrected within a total of thirty (30) days after notification of the problem, or within a reasonable length of time as dictated by the agreed upon action plan, Sun may, without incurring any penalty, sever Provider's provision of further Support Services to specific Customer accounts.

     3.9 FAIR REPRESENTATION. Provider will represent Sun fairly and will make no representations or guarantees, concerning Sun or the Support Services, which are false or misleading. Provider will comply with all applicable laws and regulations in performing under this Agreement.

     3.10 ACCESS TO RESOURCE TOOLS AND INFORMATION. Provider understands that Sun may furnish Provider with resource tools and information, including but not limited to the non-exclusive right to use Sun's StarOffice Knowledge Database, Sun's StarOffice Autotext Database, and other web-based resources associated with StarOffice products for the duration of this Agreement (collectively referred to as "Tools"), for the sole purpose of providing Support Services to Support Customers under this Agreement. Provider will not use the furnished Tools for any other purpose. Provider understands that all Tools are supplied "AS IS" and Sun disclaims all warranties (as set forth below in Section 11). Provider understands that the Tools are proprietary and Sun owns all right, title and interest, including copyrights or other intellectual property rights, in and to any and all ideas, concepts, expertise, programs, systems, methodologies, data or other materials embodied in, underlying or reduced to practice in said Tools.

4.   SUN'S OBLIGATIONS AND RESPONSIBILITIES.

     4.1  SUPPORT SERVICES TRAINING. Sun will furnish Provider with at least ten
          (10) business days of StarOffice software support training in accordance with Paragraph 2.1 of the SOW. Sun personnel furnished to Provider for training also will assist in auditing Provider's ability to furnish satisfactory Support Services to Support Customers, as further detailed in Paragraph 4.2 of the SOW.

     4.2 SUPPORT FEES. Sun will compensate Provider for the rendering of Support Services hereunder in accordance with the support fees rates in Paragraph 3 of the SOW and also with Section 6.1 of this Agreement. For a limited time and until Provider receives written notice from Sun otherwise, Provider will not charge Support Customers any fees, charges, or assessments in connection with Provider rendering Support Services hereunder.

5.   MUTUAL RIGHTS AND OBLIGATIONS.

     5.1 EMPLOYEE BENEFITS. Each Party is solely responsible for payment of wages, salaries, fringe benefits and other compensation of, or claimed by, its own employees including, without limitations, contributions to any employee benefit, medical or savings plan, and each Party also is solely responsible for payment of all payroll taxes including, without limitation, the withholding and payment of all federal, state, and local income taxes, FICA, unemployment taxes, and all other applicable payroll taxes. Each Party is also solely responsible for compliance with applicable Workers' Compensation coverages for its own employees. Each Party agrees to indemnify and defend the other Party from all claims by any person, government, or agency directly relating to failure to comply with this section, including without limitation, any penalties and interest which may be assessed against the other for breach of this provision. Each Party will also indemnify and defend the other from all claims by any person or governmental agency which arise directly from any failure by that Party to comply with applicable Workers' Compensation laws with respect to maintenance of Workers' Compensation coverage for its own employees.

     5.2 COMPLIANCE WITH LAWS AND REGULATIONS. The Parties must comply with all applicable laws, orders, codes and regulations in the performance of this Agreement.

     5.3 PERMITS AND LICENSES. Provider shall acquire and maintain in good standing, and at its sole expense, all permits, licenses and other entitlements required of it in the performance of Support Services under this Agreement.

     5.4 DISCRIMINATION. Neither Party will discriminate in any manner against any individual because of race, color, religion, national origin, age, sex or handicap. Provider, in performing Support Services under this Agreement, will comply with all applicable laws, rules and regulations concerning the prohibition of discrimination in employment.

6.   COMMERCIAL TERMS.

     6.1 REMUNERATION FOR SERVICE. In consideration for Support Services provided, Sun will provide remuneration to Provider in accordance with the applicable support fees rates set forth in Paragraph 3 of the SOW. Remuneration will be provided within thirty (30) days after receipt of Provider's invoice and is considered made by Sun on the date of mailing as evidenced by postmark. Any out-of-pocket expenses (e.g.,
                                                                        ----
          travel) incurred by Provider in connection with providing Support Services will be the sole responsibility of Provider, unless otherwise approved in writing by Sun prior to Provider incurring such expenses. Sun will only pay for actual expenses incurred by Provider's employees at fair and reasonable rates which were pre-approved by Sun. Provider will invoice Sun not more frequently than monthly and as further detailed in Paragraph 3.3 of the SOW.

     6.2 PAYMENT OF EMPLOYEES. Provider will promptly pay its employees for all work performed. If Provider does not pay its employees on a current basis for work performed in connection with this Agreement, such nonpayment will be deemed a material breach of this Agreement and will entitle Sun, in addition to all other remedies, to withhold all further payments to Provider.

     6.3 TAXES. Provider will be responsible for the payment of any and all taxes and government assessments due as a result of the performance of Support Services or the payment thereof. Provider acknowledges and agrees that it is solely the responsibility of Provider to report as income all compensation received hereunder and Provider will indemnify and hold harmless Sun and its Support Customers from and against all claims, damages, losses, and reasonable expenses of attorneys and other professionals relating to any obligation to pay any sales, service, value-added or withholding taxes, social security, unemployment or disability insurance or similar charges or impounds, including any interest or penalties thereof, in connection with any payments made to Provider hereunder.

7.   RELATIONSHIP.

     7.1 Provider is not granted any exclusive rights of any nature whatsoever by this Agreement.

     7.2 This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, master/servant or employment relationship. Neither Party may act in a manner which expresses or implies a relationship other than that of an independent contractor, nor bind the other Party. Provider will not be entitled to receive any employee benefits provided to Sun employees.

     7.3 Absent Sun's prior written consent, Provider will not, during the term of this Agreement, accept, promote or solicit orders for the provision of Support Services to any third party Sun service provider and/or to any provider of any support programs for StarOffice products. The obligations of Provider set out in this section are fair and reasonable in the commercial circumstances of this Agreement, and this Agreement fairly and adequately compensates Provider in consideration for such obligations.

8.   OWNERSHIP, TRADEMARKS, LOGOS AND INVENTIONS.

     8.1 "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun and its related companies, in connection with products and services. Provider may refer to Support Services by the associated Sun Trademarks only upon Sun's prior written consent and provided that such reference is not misleading and complies with the then current Sun Trademark and Logo Policies. Provider will not remove, alter, or add to any Sun

          Trademarks, nor will it co-logo products and services. Provider is granted no right, title or license to, or interest in, any Sun Trademarks. Provider acknowledges Sun's rights in Sun Trademarks and agrees that any use of Sun Trademarks by Provider will inure to the sole benefit of Sun. Provider agrees not to (i) challenge Sun' ownership or use of, (ii) register, or (iii) infringe any Sun Trademarks, nor will Provider incorporate any Sun Trademarks into Provider's trademarks, service marks, company names, internet addresses, domain names, or any other similar designations. If Provider acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun, assign such rights to Sun along with any associated goodwill, applications, and/or registrations.

     8.2 All right, title and interest in and to all code, modifications, enhancements, derivative works of or improvements to any Service Materials, confidential information, or any Sun product, hardware or software, conceived or reduced to practice by Provider during and in the course of performing Support Services (collectively, "Works") shall be assigned to Sun at no cost and/or shall be considered "works made for hire" under the United States Copyright Act or other equivalent or similar law, to the fullest extent permitted under applicable law. If any Work created hereunder shall not be deemed to constitute a work made for hire, and/or in the event that Provider should, by operation of law or otherwise, be deemed to retain any rights in a Work, Provider will assign all right, title and interest in any such Work to Sun. Provider agrees to cooperate with Sun and to execute all documents reasonably necessary for Sun to secure intellectual property protection for such Works, in Sun's name, in all countries and jurisdictions. Provider agrees, and shall obligate Provider's employees to agree, that all code or information developed hereunder shall be kept in confidence by Provider and Provider's employees and shall be used only in the performance of this Agreement, and may not be used for other purposes except upon such terms as agreed to under this Agreement. Sun shall have all right, title and interest to such code and/or modifications. Sun shall acquire title, upon its delivery, to all software media and other information, communication, and copies of the code developed hereunder.

     8.3 Provider represents and warrants that it has agreements in place with its employees or will put the same in place before the effective date of this Agreement sufficient to enable it to comply in all respects with its obligations under Section 8.2. Provider will ensure that its employees and contractors execute such documents as may be necessary to waive any moral rights which they may have under applicable Canadian law.

9. CONFIDENTIAL INFORMATION. If either party desires that information provided to the other party under this Agreement be held in confidence, that party will, prior to or at the time of disclosure, identify the information in writing as confidential or proprietary. The recipient may not disclose such confidential or proprietary information, may use it only for purposes specifically contemplated in this Agreement, and must treat it with the same degree of care as it does its own similar information, but with no less than reasonable care. These obligations do not apply to information which: a) is or becomes known by recipient without an obligation to maintain its confidentiality; b) is or becomes generally known to the public through no act or omission of recipient, or c) is independently developed by recipient without use of confidential or proprietary information. This Section will not affect any other confidential disclosure agreement between the parties. All Customer Information, Support Customers' identities, Business Information, Service Materials, support manuals, documentation and software are deemed "Sun Confidential Information", and Provider will hold Sun Confidential Information in confidence and use Sun Confidential Information only for purposes specifically contemplated by this Agreement. It is understood and agreed that in the event of a breach of this Section 9, damages may not be an adequate remedy and Sun will be entitled to injunctive relief to restrain any such breach, threatened or actual.

10. AIRCRAFT SERVICE AND NUCLEAR APPLICATIONS. Provider acknowledges that Service Materials, training materials, software, products, services and technical data delivered by Sun are not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. SUN DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR SUCH USES.

11. WARRANTIES; DISCLAIMERS. Provider represents and warrants that (a) all Support Services will be performed in a professional and workmanlike manner, consistent with general industry standards; and (b) any hardware, software, or equipment used by

     Provider in the performance of Support Services which is not directly provided by Sun will not infringe or violate any patent, copyright, trade secret, contract, or other proprietary or intellectual property rights of any third party, and that Provider has full and complete authority to make disclosure of, use, and incorporate into products such hardware, software, or equipment in performing the Support Services. ALL OTHER EXPRESS OR IMPLIED

     CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, ARE DISCLAIMED BY BOTH PARTIES, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

12. LIMITATION OF LIABILITY. SUN'S AGGREGATE LIABILITY TO PROVIDER FOR ANY HARM, LOSS, DAMAGE, EXPENSE, LIABILITY OR INJURY ARISING OUT OF ANY CLAIM, ACTION, SUIT, OR PROCEEDING IN CONNECTION WITH, RELATING TO OR ARISING FROM THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, WILL IN NO EVENT EXCEED THE LESSER OF (A) THE TOTAL VALUE OF ALL SUPPORT FEES PAID TO PROVIDER WITHIN THE PRECEDING SIX (6) MONTHS; OR (B) US$150,000. SUN SHALL NOT BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH, RELATING TO OR ARISING FROM THIS AGREEMENT (INCLUDING LOSS OF BUSINESS, REVENUE, PROFITS, USE, DATA OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OR IN TORT, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. LIABILITY FOR DAMAGES WILL BE SO LIMITED AND EXCLUDED, EVEN IF ANY REMEDY PROVIDED FOR IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE.

13.  TERM AND TERMINATION.

     13.1 TERM. This Agreement commences as of the date indicated in the signature block below and will continue in full force and effect for six (6) months, unless sooner terminated as provided herein. This Agreement expires automatically upon the expiration of a six (6) months term unless the Parties agree in writing to renew this Agreement for an additional six (6) months term.

     13.2 TERMINATION. Either Sun or Provider may terminate this Agreement, with or without cause, and for any reason, at any time upon thirty
          (30) days prior written notice of termination to the other. Either Party may terminate this Agreement: (i) immediately, by Notice upon material, breach by the other Party, if such breach cannot be remedied; (ii) if the other Party fails to cure any remedial material breach of this Agreement within thirty (30) days of receipt of Notice of such breach; and (iii) immediately, by Notice, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise. Sun also may terminate this Agreement, without giving notice to Provider or an opportunity to cure, at any time within thirty (30) days from the effective date of this Agreement in accordance with Section 4.1 above and Paragraph 4.2 of the SOW, if Provider fails to provide Support Services to Sun's satisfaction within the first thirty (30) days of this Agreement; and in such case, Sun shall compensate Provider by paying Provider, at the support fees rate in the SOW which had applied up to the date of termination, for the remainder of such thirty (30) days period based on the average daily call rate and hours spent per call as actually handled by Provider up to the date of termination.

     13.3 EFFECT OF TERMINATION. Rights and obligations under this Agreement which by their nature should survive, will remain in effect after termination or expiration hereof. Provider agrees that it will have no right to damages or indemnification of any nature due to any expiration or termination of this Agreement, specifically including commercial severance pay whether by way of loss of future profits, payment for goodwill generated or other commitments made in connection with the business contemplated by this Agreement or other similar matters.

          Within fifteen (15) days after the effective date of termination, Provider will return to Sun, at Provider's expense, all Service Materials, Business Information, Customer Information, training materials, Tools, any Sun Confidential Information, and all other items belonging to Sun.

14. IMPORT AND EXPORT LAWS. All software, services, technical data and other materials delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Provider agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain any required licenses to export, re-export, transfer, whether directly or indirectly, or import as may be required after delivery to Provider.

15.  MISCELLANEOUS.

     15.1 ENTIRE AGREEMENT. This Agreement contains the terms and conditions which apply to all purchases of Support Services made pursuant to this Agreement, notwithstanding any terms or conditions contained in any acknowledgement or other business forms transmitted by Provider. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgement, or other communication between the Parties relating to its subject matter during the term of this Agreement. All Provider acknowledgements and transmittals must reference this Agreement. No modification to this Agreement will be binding, unless in writing and signed by an authorized representative of each Party.

     15.2 EXHIBITS. The current version of each Exhibit is hereby incorporated by reference as part of this Agreement. Exhibits may be modified only upon written consent by both Parties.

     15.3 USE OF SUN'S NAME. Provider will not use Sun's name in any form of publicity or release without Sun's prior written approval.

     15.4 ATTORNEYS' FEES. In the event that any dispute arises between the Parties hereto with regard to any of the provisions of this Agreement of the performance of any of the terms and conditions hereof, the prevailing Party in any such dispute will be entitled to recover costs and expenses associated with resolving such dispute, including reasonable attorneys' fees.

     15.5 WAIVER OR DELAY. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

     15.6 GOVERNMENT CONTRACTS. With respect to any Support Services performed in connection with a government contract or subcontract, Provider agrees to be bound by all those provisions of such contract or subcontract which Sun is required to pass on to its subcontractors, and such provisions are hereby incorporated by reference.

     15.7 CHANGE OF CONTROL. In the event of the direct or indirect taking over or assumption of control of Provider or of substantially all of its assets by any government, governmental agency or other third party, Sun may terminate this Agreement immediately upon written notice to Provider.

     15.8 ASSIGNMENT. Neither Party may assign or otherwise transfer any of its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of the other Party, except that Sun may assign this or any Agreement to an affiliated company, or any of these. Any assignment or delegation by Provider without such consent will be null and void, and will give Sun the right immediately to terminate this Agreement without liability for Support Services performed after such termination. The rights and liabilities of the Parties hereto will be binding upon and inure to the Parties' permitted successors and assigns.

     15.9 NOTICES. All Notices must be in writing and delivered either in person or by a means evidenced by delivery receipt to the address specified below. Such Notice will be effective upon receipt.

           Sun:                                             Provider:
           Sun Microsystems, Inc.                           LinuxCare, Inc.
           901 San Antonio Road                             650 Townsend Street
           Palo Alto, California 94303                      San Francisco, California 94103
           Attn: Enterprise Services Director of            Attn: TOM PHILLIPS
                                                                  ------------
           Strategic Partners and Alliances                 VP WORLDWIDE SALES
           cc: General Counsel, Enterprise Services Legal
           500 Eldorado Boulevard, MS BRM01-200
           Broomfield, Colorado 80021

     15.10 SEVERABILITY. If any provision, or part thereof, in an Agreement, is held to be invalid, void, or illegal, it shall be severed from the Agreement, and shall not affect, impair, or invalidate any other provision, or part thereof, and it shall be replaced by a provision which comes closest to such severed provision, or part thereof, in language and intent, without being invalid, void, or illegal.

     15.11 MEANING OF CERTAIN WORDS. The term "includes" and "including" will not be construed to imply any limitation. Unless otherwise stated, any reference contained in this Agreement to a Section refers to the provision of this Agreement. Wherever the context may require, any pronouns used in this Agreement will include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns or pronouns, including all defined terms, will include the plural and visa versa.

     15.12 HEADINGS; ORDER OF PRECEDENCE. Section titles and captions contained in this Agreement are for reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions. If any inconsistencies or conflicts arise between the provisions of this Agreement and the SOW, the following order of precedence shall apply in order of priority: (1) the Agreement, and
           (2) the SOW.

     15.13 GOVERNING LAW. This Agreement and any dispute or action related hereto will be governed by, and construed in accordance with, the laws of California and controlling U.S. federal law, excluding choice of law rules of any jurisdiction and the United Nations Convention for the International Sale of Goods.

     15.14 COUNTERPARTS. This Agreement may be executed in counterparts.

THIS AGREEMENT IS EFFECTIVE AS OF 9/24/99. THE PARTIES HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND THEREBY.

SUN MICROSYSTEMS, INC.                  PROVIDER LINUXCARE, INC.


By: /s/ Richard Ford                    By: /s/ Thomas W. Phillips
   -----------------------------           -----------------------------

Print: Richard Ford                     Print: Thomas W. Phillips
       ------------                            ------------------

Title: Director of Strategic Alliance   Title: V.P. World Wide Sale
       ------------------------------          --------------------

                                   EXHIBIT A
                               STATEMENT OF WORK

                               (attached hereto)

EXHIBIT A - STATEMENT OF WORK FOR STAR OFFICE SUPPORT SERVICES

     This Statement of Work for StarOffice Support Services is Exhibit A to the StarOffice Support Services Agreement ("Agreement") between Sun Microsystems Inc, ("Sun") and LinuxCare, Inc, ("PROVIDER"). This Exhibit A is incorporated by reference as part of the Agreement.

     1.   SERVICES TO BE PROVIDED BY PROVIDER.
          -----------------------------------

          1.1  DEFINITIONS.

               1.1.1 "Business Hours" means 8:00 a.m. to 8:00 p.m. Eastern Standard Time, Monday through Friday, excluding Sun holidays.

               1.1.2 "Call Back" means calls which, at the Support Customer's request are handled by means of a returned telephone call to the contact of record (as shown on the service order), by a PROVIDER support engineer.

               1.1.3 "Support Customer" or "End User" means a customer who directly or indirectly received distribution of StarOffice products from Sun or from StarDivision prior to its acquisition by Sun.

               1.1.4 "Live Transfer" means calls which, at the Support Customer's request, are directly connected to a PROVIDER support engineer.

               1.1.5 "Support Services" means remote, centralized, software support services of StarOffice software products to be provided by PROVIDER. This definition excludes on-site support services of any kind.

               1.1.6 "Call" or "Calls" means Support Customer's request for service regardless of method of transmission.

               1.1.7 "Enterprise Services" means the Enterprise Services Division of Sun.

               1.1.8 "Service Order" means the documentation of a Support Services Call.

          1.2  SUPPORT SERVICES.

               1.2.1 Services. PROVIDER will provide Support Services for Support Customers during Business Hours only. Such Support Services shall be limited to the StarOffice software products and their compatibility with any of the platforms (hardware/operating system) and peripheral devices (e.g. printers) with which they interoperate. Support Services shall be provided in accordance with the procedures outlined in Section 1.4 of this Exhibit A.

               1.2.2 Assignment of Engineers. PROVIDER will assign engineers to provide Support Services under this Exhibit who, at the time of the assignment, are trained in providing support to StarOffice products.

          1.3 TELECOM COSTS. PROVIDER will be responsible for all outbound telecommunications costs related to the provision of Support Services it provides.

          1.4  PROCEDURES FOR SUPPORT SERVICE CALLS.

               1.4.1 Receipt of Support Customer Calls. Support Customer Calls will be received via phone, email, and fax. Enterprise Services will establish automatic routing of Support Customer phone calls, emails and faxes to PROVIDER designated communication equipment. PROVIDER will identify DNIS numbers, email addresses and phone numbers required to allow proper Support Customer Call routing. PROVIDER employees dealing with Support Customers shall identify themselves as "Sun Customer Care Center" employees and answer frontline calls accordingly. At no time shall PROVIDER nor any of its employees or representatives expose PROVIDER's identity to Support Customers.

               1.4.2 Response. PROVIDER will respond to Calls by reviewing the request and providing an initial response via email to Support Customers within 24 hours of receipt of Call. It is understood that Support Customers corresponding via email through the Sun web site may submit requests in foreign languages. PROVIDER will use best efforts to respond in Support Customers' native language. It is also understood that some Support Customers may require assistance over the phone for more complex issues. PROVIDER will use its judgment to determine if phone assistance is required. It is the intent of Enterprise Services to change the expectations of Support Customers to use electronic means for submitting requests and receiving responses. Email responses to Support Customers shall indicate a Sun-furnished mail address/alias. At no time shall PROVIDER nor any of its employees or representatives expose PROVIDER's identity to Support Customers.

               1.4.3 Data Entry. PROVIDER shall record all relevant data (reference SOW paragraph 1.5) concerning the Support Customer within PROVIDER's call management system. PROVIDER shall furnish this information to Enterprise Services on a weekly basis. Additionally, PROVIDER shall allow Enterprise Services electronic access to Support Customer Service Orders within PROVIDER's call management system in order to assist with troubleshooting and to monitor Support Service activity.

               1.4.4 Closure. PROVIDER acknowledges and agrees that Support Customer determines when a Service Order is completed or "closed".

               1.4.5 Escalation. If PROVIDER is unable to close a Service Order within twenty-four (24) hours, PROVIDER will escalate Call immediately during Business Hours to Enterprise Services by contacting the designated Enterprise Services point of contact.

          1.5 DATA COLLECTION AND REPORTING. PROVIDER will collect and report the following data on a weekly basis. Information shall be furnished electronically in StarOffice Spreadsheet compatible format. For each call taken, PROVIDER shall furnish:

               a. Support Customer information (Support Customer Name, Address, City, State, Country)
               b.     type of End User (Enterprise, Educational, Personal)
               c.     Call complexity (Type of Problem, Resolution Time)
               d.     Support Customer platforms (Hardware and Operating System)

               e.   escalated back to Enterprise Services (Y/N)
               f.   method of Support Customer contact (phone, email, fax)
               g.   method of response to Support Customer (phone, email, fax)
               h.   summary reporting should include:

                    1)  total number of Calls
                    2)  # of Calls by Support Customer location (State, Country)
                    3)  # of Calls by type of End User
                    4)  # of Calls by platform
                    5)  # of Calls escalated back to Enterprise Services
                    6) # of Calls by type of problem (e.g. registration, printer drivers, etc.)
                    7)  average resolution time

          Additionally, PROVIDER will furnish updates to Enterprise Services for the StarOffice Knowledge Database or StarOffice Autotext Database as new information is discovered.

     2.   ENTERPRISE SERVICES OBLIGATIONS.
          -------------------------------

          2.1 TRAINING. Enterprise Services will provide an on-site trainer, who will be available to PROVIDER for a minimum of ten (10) business days, to train PROVIDER personnel with respect to Support Services.

          2.2 TOOLS AND DATABASE ACCESS. Enterprise Services will allow PROVIDER access to Enterprise Services' StarOffice Knowledge Database and the StarOffice Autotext Database solely for the purpose of providing Support Services. PROVIDER agrees and acknowledges that the information contained in the Knowledge and Autotext databases are hereby identified, without the need for further identification, as proprietary and subject to the provisions of Section 3.10 of the Agreement, Access to Resource Tools and Information.

          2.3 TELECOM COSTS. Enterprise Services will be responsible for inbound telecommunications costs to PROVIDER which are incurred through the provision of Support Services EXCEPT that Enterprise Services will not reimburse collect calls that are placed to PROVIDER by Support Customers.

          2.4 ESCALATION POINT OF CONTACT. Enterprise Services will make known to PROVIDER the contact information for the engineer(s) that will be responsible for accepting Call escalations. Enterprise Services will provide Call closure information on all escalated Calls so that PROVIDER reports may be complete. It is the responsibility of the PROVIDER to request Call closure information from Enterprise Services on Calls that are escalated back to Enterprise Services. If information is not available, PROVIDER shall indicate so within its report.

     3.   METHOD AND CONDITIONS OF COMPENSATION.
          -------------------------------------

     3.1 Compensation. Enterprise Services will pay PROVIDER [*] per hour worked by PROVIDER personnel in the Call acceptance and resolution of support requests by Support Customers. A minimum of [*] and a maximum of [*] will be paid for any one Call. After thirty (30) days, rates will be reviewed to ensure adequacy of pricing. If required, a mutually acceptable adjustment in pricing shall be made.

     3.2 DETERMINATION OF FEES. PROVIDER shall provide a summary timesheet of all employees' hours worked in support of Support Services. This timesheet should identify each Service Order worked on, the actual number of hours worked for each Call, and the billable hours for each Call.

     3.3 INVOICING OF FEES. PROVIDER's invoices will be paid in accordance with the payment terms set forth in Section 6.1 of the Agreement. Invoices shall contain a summary of charges together with the Sun-assigned accounting purchase order number clearly identified and a summary timesheet as identified in SOW paragraph 3.2. Additionally, PROVIDER's invoices should be submitted monthly by the second Tuesday of the month following delivery of Support Services.

4.   PERFORMANCE STANDARDS.
     ----------------------

     4.1 WARRANTY OF PROVIDER. PROVIDER warrants that the Support Services shall be performed in a professional, good and workmanlike manner consistent with the general industry standards.

     4.2 MINIMUM STANDARDS. For thirty (30) days from the effective date of the Agreement, PROVIDER will be furnishing Support Services on a probation or trial basis. At any time during such period, Enterprise Services may terminate this Agreement due to: (i) a failure of PROVIDER to meet mutually developed performance metrics; or (ii) a significant reduction in the volume of Support Services Calls; or (iii) Enterprise Services' conclusion of a long term plan for supporting Calls. At the end of each month following this trial period, Enterprise Services will evaluate PROVIDER's performance under this Exhibit, including, but not limited to, the PROVIDER's ability to resolve calls in an accurate and timely fashion. Enterprise Services reserves the right to contact its Support Customers to verify the accuracy of PROVIDER's service call information and to conduct audits of service delivery to Support Customers.

     4.3 NO WARRANTIES. PROVIDER makes no warranties regarding materials or supplies provided by Enterprise Services.

5.   OPERATIONAL CONTACTS. Both parties agree to designate one (1) employee and
     ---------------------
one (1) backup employee who will be the principal contacts for all day-to-day operational activities relating the provision of Support Services hereunder.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

As evidenced by the authorized signatures below, Sun and PROVIDER agree that this Exhibit A shall be attached to and incorporated as a part of the Agreement.

     THE PARTIES HAVE READ AND AGREE TO BE BOUND HEREBY.
     EFFECTIVE AS OF 9 / 24 / 99
                     -   --   --

     AGREED:

     SUN MICROSYSTEMS, INC.                  PROVIDER:
                                             LINUXCARE, INC.


     By: /s/ Richard Ford                    By: /s/ Thomas W. Phillips

     Print: Richard Ford                     Print: Thomas W. Phillips
            ------------                            ------------------

     Title: Director of Strategic Alliance   Title: V.P. World Wide Sales
           ------------------------------           ---------------------